                                                              Exhibit (a)(1)(K)

INTEL CORPORATION
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA 95052-8119

[Intel Logo]                                         News Release


CONTACT: Tom Beermann                                Doug Lusk
         Press Relations                             Investor Relations
         (408) 765-6855                              (408) 765-1679
         tom.beermann@intel.com                      doug.lusk@intel.com




                  INTEL REPORTS PROGRESS ON XIRCOM ACQUISITION

SANTA CLARA, Calif., March 2, 2001 -- Intel Corporation today announced that Xircom, Inc. has met the financial obligations that were conditions for closing the acquisition. Intel expects to close its acquisition of Xircom promptly after the expiration of the tender offer as scheduled at 5 p.m. EST today. This assumes that 90 percent of the outstanding shares of Xircom common stock are tendered and other standard closing conditions are satisfied.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com.